Exhibit 99.1

ante4, Inc. Announces Name Change to Voyager Oil & Gas, Inc.

and Acquisition of Montana Oil and Gas Firm

BILLINGS, MONTANA — April 19, 2010 — ante4, Inc. (OTCBB: ANTF.OB) today announced that it has changed its name to Voyager Oil and Gas, Inc. (“Voyager”) and completed the acquisition of a private oil and gas exploration and production company targeting the Bakken and Three Forks Formations in North Dakota (referred to herein as the “target company”).

Merger Agreement

On April 16, 2010, Voyager entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which its wholly-owned subsidiary merged with and into the privately-held Nevada corporation, with the Nevada corporation being the surviving entity in the transaction (the “Merger”).  The Merger was approved by all of the target company stockholders, and all such stockholders waived their dissenter’s rights in connection with the Merger.  The Merger was effective on April 16, 2010.

About Voyager Oil & Gas

Voyager is an exploration and production company headquartered in Billings, Montana focusing on acquiring acreage in prospective natural resource plays across the Williston Basin of the United States.  Voyager currently controls approximately 98,000 net acres in the following four primary prospect areas:

•                  6,200 net acres targeting the Bakken formation in North Dakota, with an additional 8,000 net acres under contract targeting the Bakken formation in Montana and North Dakota;

•                  640 net acres targeting the Red River formation in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  50,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

Following the merger, Voyager intends to be committed to low overhead and minimal staff.  Mr. J.R. Reger has agreed to serve as Chief Executive Officer, Secretary and director without cash compensation through December 31, 2011.  Voyager expects to devote substantially all of the capital of the combined company to oil and gas investments.

Bakken Oil Formation

Voyager expects to focus its land acquisition and drilling activities primarily on opportunities targeting the Bakken Formation in North Dakota.  The Bakken Formation is one of the most prolific unconventional oil prospects in the continental United States.  This year Voyager intends to commit approximately $20 million to the acquisition and development drilling of Bakken wells in the core area of production in Williams and Mountrail Counties of North Dakota.  Voyager expects to participate in the drilling of up to 10 gross Bakken wells in 2010.

Tiger Ridge Gas Prospect

The Tiger Ridge area is a large gas field located in north-central Montana.  Exploration for natural gas in the Tiger Ridge field dates back to the 1960s, and has resulted in significant discoveries of both natural gas and oil.  Natural gas production continues in the Tiger Ridge field today and Voyager believes new opportunities still exist to exploit hydrocarbons in the area as a result of advanced technology in drilling and completion as well as seismic and geologic evaluation techniques.  Voyager maintains a joint venture pursuant to which Voyager has acquired and expects to develop its acreage in the Tiger Ridge field.

Heath Shale Oil Formation

The Heath Shale Formation in Petroleum County, Montana is a shale formation characterized by high oil content, porosity and significant fracturing.  Voyager maintains a joint venture pursuant to which Voyager has acquired and expects to develop its acreage in the Heath.  The company’s position consists of 33,500 net acres.

Financial Highlights

The Merger Agreement obligated Voyager to deliver $28 million of cash or cash equivalents to the combined company upon closing of the Merger.  The target company’s stockholders received 0.86836131 of one share of common stock for each target company share held as of the effective time of the Merger, rounded up to the nearest share.  Holders of outstanding target company warrants received warrants to purchase 0.86836131 of one share of Voyager common stock for each warrant to purchase one share of the target company’s common stock, which warrants are exercisable for $0.98 per share.  In connection with the transaction, Voyager issued an aggregate of 21,761,299 shares of its common stock to the target company’s stockholders (including 468,916 restricted common shares subject to restricted stock agreements) and warrants to purchase an aggregate of 4,689,153 shares of Voyager common stock to the target company’s stockholders warrant holders.

Steven Lipscomb, Bradley Berman and Lyle Berman will continue as directors of Voyager following the Merger, and Ray Moberg, Joseph Carson, Jr., Mimi Rogers and Michael Beindorff each resigned their position as Voyager directors immediately prior to consummation of the Merger.  All officers of Voyager also resigned their positions prior to consummation of the Merger, and James Russell (J.R.) Reger was appointed Chief Executive Officer, Secretary and a Director and Mitchell Thompson was appointed Chief Financial Officer and Treasurer upon completion of the Merger.  Terry Harris, Myrna McLeroy, Joseph Lahti and Loren J. O’Toole, Jr. were also appointed to Voyager’s board of directors immediately prior to consummation of the Merger.

Mr. Reger was born and raised in Billings, Montana and is the fourth generation in a family of oil and gas explorers and developers dating back more than 60 years.  Mr. Reger’s great grandfather, John Jones, was Vice President/Land for Mobil Oil’s Rocky Mountain operations. His grandfather, Jim Reger, co-founded the exploration firm of Norsworthy & Reger.  Prior to accepting the position as CEO of Voyager, Mr. Reger was the President of South Fork Exploration, a mineral leasing company in Billings, Montana with experience and interests in Montana and North Dakota.  Mr. Reger holds a B.A. in Finance from Baylor University in Waco, Texas.

Management Comment

J.R. Reger, Chief Executive Officer commented: “With our strong liquidity position consisting of over $28 million in cash and no debt we are well armed to aggressively expand our acreage position, fund our rapidly accelerating Bakken drilling program, and opportunistically pursue acquisition opportunities in the Williston Basin.”  Board chairman Lyle Berman added “J.R. Reger and the Reger family have a strong and established record of success in this market, in particular, North Dakota.  We look forward to a bright future that will create value for our stockholders.”  J.R. Reger continued, “We plan to run Voyager as a very lean organization with virtually no cash burn and significantly all of our liquidity being deployed to high rate of return projects such as drilling in the core area of the Bakken.  We are excited to be able to provide our shareholders with a liquid security and drastically increase our ability to access the capital markets.  We would like to thank ante4’s board of directors for the confidence they have shown in us by their $28 million acquisition investment and we look forward to using this capital to continue to expand our high quality acreage and drilling inventory.”

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations and industry conditions are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about actual or potential future sales, acquisitions, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business, fluctuations in commodities prices, particularly oil and natural gas, competition in obtaining rights to explore oil and gas reserves, the accuracy of management’s estimates of oil and natural gas reserves changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital and manage growth, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.